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                         Transkaryotic Therapies, Inc.

                                  Exhibit 11.1

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


                                                        Year Ended December 31,                     Three Months Ended
                                                     -----------------------------           ---------------------------------
                                                      1995                   1996            March 31, 1996     March 31, 1997
                                                     ------                 ------           --------------     --------------
Weighted average common shares outstanding            5,195,472             7,555,213           5,197,887         16,640,887

Effect of preferred stock - assumed converted
  at date of issuance                                 5,666,165             4,707,042           5,776,819                 --

Weighted average common stock equivalent shares
  resulting from stock options and warrants             489,723                    --                  --                 --

Effect of common and common stock equivalent
  shares issued by the Company during the twelve
  month period immediately preceding the Company's
  initial public offering in October 1996 (using
  the treasury stock method)                          3,281,510             3,281,510           3,281,412                 --
                                                     ----------          ------------         -----------        -----------
Shares used to compute net loss per share            14,632,870            14,723,363          14,255,303         16,640,887
                                                     ==========          ============         ===========        ===========
Net loss                                             $2,074,471          $(11,971,965)        ($1,369,623)       ($3,793,455)
                                                     ==========          ============         ===========        ===========
Net loss per share (pro forma in 1996)                    $0.14                $(0.81)             ($0.10)            ($0.23)
                                                     ==========          ============         ===========        ===========
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